EXHIBIT 10.6

OCCIDENTAL PETROLEUM CORPORATION

2005 LONG-TERM INCENTIVE PLAN

OCCIDENTAL CHEMICAL CORPORATION

RETURN ON ASSETS INCENTIVE AWARD AGREEMENT

(Cash-Based, Cash-Settled Award)

GRANTEE:	[Name]
DATE OF GRANT:
TARGET INCENTIVE AMOUNT:	$_____________
PERFORMANCE PERIOD:	January 1, 2008 through December 31, 2011

THIS AGREEMENT is made as of the Date of Grant between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (“Occidental”) and, with its subsidiaries, (the “Company”), and Grantee.

1.         GRANT OF RETURN ON ASSETS INCENTIVE AWARD. In accordance with this Agreement and the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”), Occidental grants to the Grantee as of the Date of Grant, the right to receive in cash up to 200% of the Target Incentive Amount.

2.         RESTRICTIONS ON TRANSFER. Neither this Agreement nor any right to receive cash pursuant to this Agreement may be transferred or assigned by the Grantee other than (i) to a beneficiary designated on a form approved by the Company (if permitted by local law), by will or, if the Grantee dies without designating a beneficiary of a valid will, by the laws of descent and distribution, or (ii) pursuant to a domestic relations order, if applicable, (if approved or ratified by the Administrator).

3.         PERFORMANCE GOALS. The Performance Goal for the Performance Period is based on the attainment of at least a minimum Return on Assets, as set forth on Exhibit 1. Return on Assets for the purposes of Exhibit 1 shall be the percentage obtained by (i) multiplying (A) the sum of before-tax earnings for the Chemical Segment for each year in the Performance Period, as reported in the preliminary year-end financial statements of the Company, by (B) 0.65; and (ii) dividing the resulting product by the sum of the Chemical Segment Assets as of December 31st for each year in the Performance Period. For the purpose of the foregoing sentence, “Assets” will reflect all acquisitions, divestures and write downs during the Performance Period unless the Chief Financial Officer of Occidental recommends exclusion and the Committee agrees.

4.         VESTING AND FORFEITURE OF RETURN ON ASSETS INCENTIVE AWARD. (a) The Grantee must remain in the continuous employ of the Company through the last day of the Performance Period to receive payment of this award. The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the Grantee’s employment among the Company and its affiliates or an approved leave of absence. However, if, prior to the end of the Performance Period, the Grantee dies or becomes permanently disabled while in the employ of the Company, retires with the consent of the Company, or terminates employment for the convenience of the Company (each of the foregoing, a “Forfeiture Event”), then the Target Incentive Amount upon which the Grantee's award is based will be reduced on a pro rata basis based upon the number of days remaining in the Performance Period following the date of the

Forfeiture Event. If the Grantee terminates employment voluntarily or is terminated for cause before the end of the Performance Period, then this Agreement will terminate automatically on the date of Grantee’s termination and Grantee shall forfeit the right to receive any cash hereunder.

(b)       The Grantee's right to receive payment in cash of this award in an amount not to exceed 200% of the Target Incentive Award will be based and become nonforfeitable upon the Administrator’s certification of the attainment of the Performance Goals.

(c)       For the purposes of Section 4(b), if prior to the end of the Performance Period, the Grantee transfers his employment among the Company and its affiliates, the amount of the award attained by the Grantee shall be determined by assessing the level of achievement of the Performance Goals, if any, certified by the Administrator for each entity which employed the Grantee during the Performance Period and multiplying the number of Target Performance Shares attainable at such level by a fraction equal to the number of months in the Performance Period that the Grantee worked for the entity divided by the total number of months in the Performance Period. If employees of the entity to which the Grantee transfers did not receive substantially similar Return on Asset Awards, then the amount of the award attained by the Grantee shall be determined as if the Grantee had not transferred but had remained with Grantee’s original employer.

(d)       Notwithstanding Section 4(b), if a Change in Control Event occurs prior to the end of the Performance Period, the Grantee's right to receive cash equal to the Target Incentive Amount (as adjusted for any Forfeiture Event pursuant to Section 4(a)) will become nonforfeitable.

5.         PAYMENT OF AWARDS. Up to and including 200% of the Target Incentive Amount, as adjusted pursuant to Sections 4 and 6 of this Agreement, will be settled in cash only. Payment will be made to the Grantee as promptly as practicable after the Administrator's certification of the attainment of the Performance Goal or the Change in Control Event, as the case may be, which, in the case of payment upon attainment of the Performance Goal, shall be made no later than the 15th day of the third month following the end of the first taxable year in which the award is no longer subject to a substantial risk of forfeiture.

6.         ADJUSTMENTS. The Administrator may adjust the Performance Goal or other features of this Grant as permitted by Section 5.2.3 of the Plan.

7.         NO EMPLOYMENT CONTRACT. Nothing in this Agreement confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

8.         TAXES AND WITHHOLDING. The Grantee is responsible for any federal, state, local or foreign tax, including income tax, social insurance, payroll tax, payment on account or other tax-related withholding with respect to this Return on Assets Incentive Award. If the Company must withhold any tax in connection with granting or vesting of this Return on Assets Incentive Award, the Grantee by acknowledging this Agreement agrees that, so long as the Grantee is an employee of the Company for tax purposes, all or any part of any such withholding obligation shall be deducted from the Grantee’s wages or other cash compensation (including amounts payable pursuant to this Return on Assets Incentive Award). The Grantee shall pay to the Company any amount that cannot be satisfied by the means previously described.

9.         COMPLIANCE WITH LAW. The Company will make reasonable efforts to comply with all applicable federal, state and foreign laws.

10.       RELATION TO OTHER BENEFITS. The benefits received by the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company. Additionally, this Return on Assets Incentive Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long-service awards. The grant of this Return on Assets Incentive Award does not create any contractual or other right to receive future grants of Return on Assets Incentive Awards or benefits in lieu of Return on Assets Incentive Awards, even if Grantee has a history of receiving Return on Assets Incentive Awards, or other cash or stock awards.

11.       AMENDMENTS. The Plan may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent it is applicable to this Agreement; however, no amendment will adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.

12.       SEVERABILITY. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

13.       RELATION TO PLAN; INTERPRETATION. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. Capitalized terms used in this Agreement without definition have the meanings assigned to them in the Plan. References to Sections are to Sections of this Agreement unless otherwise noted.

14.       SUCCESSORS AND ASSIGNS. Subject to Sections 2 and 4, the provisions of this Agreement shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15.       GOVERNING LAW. The laws of the State of Delaware govern the interpretation, performance, and enforcement of this Agreement.

16.       PRIVACY RIGHTS. By accepting this award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Occidental, details of this Return on Assets Incentive Award or any other entitlement to cash or shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the

Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee’s country or elsewhere, and may have different data privacy laws and protections than the Grantee’s country. By accepting this Agreement, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Administrator in writing. Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.

17.       ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to this Return on Assets Incentive Award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.       GRANTEE'S REPRESENTATIONS AND RELEASES. By accepting this award, the Grantee acknowledges that the Grantee has read this Agreement and understands that (i) the grant of this Return on Assets Incentive Award is made voluntarily by Occidental in its discretion with no liability on the part of any of its direct or indirect subsidiaries and that, if the Grantee is not an employee of Occidental, the Grantee is not, and will not be considered, an employee of Occidental but the Grantee is a third party (employee of a subsidiary) to whom this Return on Assets Incentive Award is granted; (ii) the Grantee’s participation in the Plan is voluntary; (iii) the future amount of any cash payment pursuant to this Return on Assets Incentive Award cannot be predicted and Occidental does not assume liability in the event this Return on Assets Incentive Award has no value in the future; and (iv) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction.

In consideration of the grant of this Return on Assets Incentive Award, no claim or entitlement to compensation or damages shall arise from termination of this Return on Assets Incentive Award or diminution in value of this Return on Assets Incentive Award resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

19.       COMPLIANCE WITH SECTION 409A OF THE CODE. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Board determines that the Plan or this award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace this award in order to cause this award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate.

OCCIDENTAL PETROLEUM CORPORATION

By:

The undersigned Grantee hereby accepts this Return on Assets Incentive Award, subject to the terms and conditions of the Plan and the terms and conditions set forth in this Agreement.

Grantee

Date:

EXHIBIT 1

2005 Long-Term Incentive Plan

2007 Occidental Chemical Corporation Return on Assets Incentive Award

(Payment Percentage of Total Incentive Amount of Return on Assets Incentive Award

that becomes Nonforfeitable

Based on Return on Assets for the Four-Year Period Ending December 31, 2011)

End of Period Return on Assets	Payment Percentage*
12%	200%
9%	100%
7%	0%

*    Payment Percentages for Return on Assets for other values between 7% and 9% and between 9% and 12% will be interpolated in the Committee’s discretion.